DATA

PART A -- THIS PART LISTS YOUR PERSONAL DATA.

OWNER:             [JOHN DOE]                    Age: [60]         Sex:  [Male]

ANNUITANT:         [JOHN DOE]                    Age: [60]         Sex:  [Male]

BENEFICIARY:   [JANE DOE]

GROUP ANNUITY CONTRACT NO.  [AC6727]
CERTIFICATE NUMBER:          [200812345]

         ENDORSEMENTS ATTACHED:
         [MARKET SEGMENT ENDORSEMENTS]
                  [Endorsement Applicable to TSA Certificates]

         [INVESTMENT OPTIONS ENDORSEMENTS]
                  [Endorsement Applicable to Guaranteed Interest Special Dollar
                   Cost Averaging]

         [RIDER ATTACHED]

                           [Guaranteed Withdrawal Benefit for Life Rider]

         ISSUE DATE:                        [January  1, 2008]
         CONTRACT DATE:                     [January  1, 2008]
         MATURITY DATE :                    [January 1, 2043]

         The Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant's [95th] birthday. (see Section 7.02). The Maturity Date is based on the Annuitant's date of birth and will not change under the Certificate except as described in Section 7.02.


2008DPTSA201G                                                        Data page 1

PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.

[APPLICABLE IF THE SPECIAL DOLLAR COST AVERAGING PROGRAM IS AVAILABLE]
[Special Dollar Cost Averaging Rate         [4.00%] through [December 31, 2008]]

Guaranteed Interest Option:
 Initial Guaranteed Interest Rate           [2.75% through January 31, 2008;
 Annual Guaranteed Interest Rate             3.00% through December 31, 2008]
 Lifetime Minimum Guaranteed Interest Rate  [2.75%]

CONTRIBUTION LIMITS:   Initial Contribution minimum: [$20.00]

Subsequent Contribution minimum: [$20.00]. On-going payroll subsequent Contributions can be made until April 1 of the calendar year after the later of the calendar year in which the Annuitant turns age 70 1/2 or retires, if permitted by the Plan under which the Certificate is maintained. Any Contribution made after the requested required beginning date for Required Minimum Distribtions must be net of the required minimum distribution for the year in which the Contribution is made.

We may refuse to accept any Contribution if the sum of all Contributions under all "EQUI-VEST Series" Contract/Certificate with the same Annuitant or Owner would then total more than [$1,500,000].

We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts/Certificates of which you are Owner or under which you are the Annuitant would total [$2,500,000.]

INVESTMENT OPTIONS AVAILABLE.  YOUR INITIAL ALLOCATION IS SHOWN.


      o  VARIABLE INVESTMENT OPTIONS                                                    ALLOCATION PERCENTAGE
         ---------------------------                                                    ---------------------
          [AXA Aggressive Allocation                                                              [25%]
          AXA Conservative Allocation
          AXA Conservative-Plus Allocation
          AXA Moderate Allocation
          AXA Moderate-Plus Allocation
          EQ/AllianceBernstein Common Stock
          EQ/AllianceBernstein Quality Bond
          EQ/Boston Advisors Equity Income
          EQ/Calvert Socially Responsible
          EQ/Davis New York Venture
          EQ/Equity 500 Index                                                                     [25%]
          EQ/Evergreen International Bond
          EQ/Franklin Templeton Founding Strategy
          EQ/Franklin Income
          EQ/GAMCO Small Company Value
          EQ/International Core PLUS
          EQ/Large Cap Core PLUS
          EQ/Large Cap Growth PLUS
          EQ/Long Term Bond
          EQ/Marsico Focus
          EQ/Mid Cap Value PLUS
          EQ/Money Market
          EQ/Mutual Shares
          EQ/PIMCO Real Return                                                                    [25%]
          EQ/Small Company Index
          EQ/T. Rowe Price Growth Stock


2008DPTSA201G                                                        Data page 2

          EQ/Templeton Growth
          EQ/Van Kampen Emerging Markets Equity
          EQ/Van Kampen Mid Cap Growth
          Multimanager Core Bond
          Multimanager Health Care
          Multimanager High Yield
          Multimanager Large Cap Value                                                            [25%]
          Multimanager Technology
          Target 2015 Allocation
          Target 2025 Allocation
          Target 2035 Allocation
          Target 2045 Allocation


The Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [A].
o    GUARANTEED INTEREST OPTION

     [No more than [50%] of each Contribution may be allocated to the Guaranteed Interest Option]. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

o    [Account for Special Dollar Cost Averaging]                         [$0.00]

FIXED MATURITY OPTIONS ARE NOT AVAILABLE UNDER THIS CERTIFICATE.

[IF THE GUARANTEED WITHDRAWAL BENEFIT FOR LIFE IS ELECTED, ONLY THE INVESTMENT OPTIONS SHOWN BELOW FOR THAT BENEFIT WILL BE AVAILABLE]


         GUARANTEED WITHDRAWAL BENEFIT FOR LIFE(GWBL) VARIABLE INVESTMENT OPTIONS:
         [AXA Aggressive Allocation
         AXA Conservative Allocation
         AXA Conservative-Plus Allocation
         AXA Moderate Allocation
         AXA Moderate-Plus Allocation
         EQ/Franklin Templeton Founding Strategy
         Account for Special Dollar Cost Averaging]

                                                                                ----------------------------
                                                                                Total:           [100%]

TRANSFER RULES (SEE SECTION 4.02):

[Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.]


2008DPTSA201G                                                        Data page 3

We reserve the right to:
a) [limit transfers among or to the Variable Investment Options to no more than once every 30 days,
b) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,
c) establish a maximum dollar amount that may be transferred by an owner on any transaction date among Variable Investment Options,
d) reject transfer requests from a person acting on behalf of multiple contract/certificate owners unless pursuant to a trading authorization agreement that we have accepted.
e) restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,
f) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.]

The maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Contract Year is the greatest of:
    (a) [25%] of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year; or,
    (b) the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Investment Options in the prior Contract Year; or
    (c) [25%] of the total of all amounts transferred or allocated into the Guaranteed Interest Option during that Contract Year

[Transfers into the Guaranteed Interest Option are not permitted if the requested transfer would result in more than [50%] of the Annuity Account Value being allocated to the Guaranteed Interest Option, based on the Annuity Account Value of the previous business day. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least [45 days] in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

MINIMUM TRANSFER AMOUNT (SEE SECTION 4.02)

The minimum transfer amount is [$300] or if less the Annuity Account Value.

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01):

The amount of the withdrawal plus any Withdrawal Charge that may apply will be withdrawn on a pro-rata basis from the amounts held for you in the Variable Investment Options and the Guaranteed Interest Option unless you provide withdrawal instructions indicating from which Investment Options the Withdrawal and any Withdrawal Charge will be taken. The minimum withdrawal amount is [$300].

If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Account for Special Dollar Cost Averaging when elected. If any required additional amount is withdrawn from the Account for Special Dollar Cost Averaging it will end it will end the Special Dollar Cost Averaging Program.

Different rules may apply for any Optional Benefits described in any Endorsement or Rider to the Certificate.

MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE (SEE SECTION 5.01)

If a withdrawal is made that would result in a Cash Value of less than [$500], we will advise you and we have the right to pay you such value. In that case, this Certificate will terminate.

2008DPTSA201G                                                        Data page 4

This Certificate (including Endorsements and Riders) will also terminate if there is no Annuity Account Value.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04):

Life Annuity 10 Year Period Certain on a unisex basis which cannot extend beyond the owner's life expectancy.

[FOR ANNUITY COMMENCEMENT DATE AGES 80 AND GREATER THE "PERIOD CERTAIN" IS AS FOLLOWS]

         ANNUITIZATION AGE            LENGTH OF PERIOD CERTAIN
         -----------------            ------------------------
           [Up to age 80                         10
                 81                               9
                 82                               8
                 83                               7
                 84                               6
                 85                               5
                 86                               4
                 87                               3
                 88                               2
                 89                               1
           90 through 95                         0]

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06):

[6%] per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06):

[$2,000, as well as minimum of $20 for initial monthly annuity payment.]

WITHDRAWAL CHARGES (SEE SECTION 8.01):

[5%] of the amount withdrawn attributable to Contributions made during the current and five prior Contract Years.

FREE WITHDRAWAL AMOUNT (SEE SECTION 8.01):

[10%] of the Annuity Account Value as of the date of the withdrawal, minus any prior withdrawals taken during that Contract Year. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions for the purpose of calculating a Withdrawal Charge. Any withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions and will be withdrawn on a first-in, first-out basis.

Although Required Minimum Distribution automatic withdrawals are not subject to withdrawal charges, they are taken into account for determining whether subsequent withdrawals exceed the Free Withdrawal Amount.

The Free Withdrawal Amount is taken into account when calculating the amount of withdrawal upon a Certificate surrender.


2008DPTSA201G                                                        Data page 5

WITHDRAWAL CHARGE WAIVERS (SEE SECTION 8.01):

NO WITHDRAWAL CHARGE WILL APPLY IN THESE EVENTS:

1.  [the Annuitant dies and the Death Benefit is payable;
2.  the Annuitant attains the age of 59 1/2 and has completed five Contract
    Years;
3. the Annuitant has completed five Contract Years, is at least age 55, and has separated form service;
4.  the Annuitant requests a refund of an excess contribution within one month;
5. a withdrawal is made through our required minimum distribution automatic withdrawal option to satisfy minimum distribution requirements;
6.  a withdrawal qualifies as a hardship withdrawal;
7. the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to purchase a life annuity, as described in
    Section 7.05; or
8. the Annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or
9. we receive proof satisfactory to us that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
10. the Annuitant has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:
o its main function is to provide skilled, intermediate or custodial nursing care;
o        it provides continuous room and board to three or more persons;
o        it is supervised by a registered nurse or practical nurse;
o        it keeps daily medical records of each patient;
o        it controls and records all medications dispensed; and
o        its primary service is other than to provide housing for residents.
11. after five Contract Years, the Annuitant is at least age 55 and the amount withdrawn is used to purchase a period certain annuity that extends beyond the Annuitant's age of 59 1/2;
12. after three Contract Years and the amount withdrawn is used to purchase a period certain for at least 10 years;
13. the amount withdrawn is applied to the election of a period certain annuity for at least 15 years.

The Withdrawal Charge will apply with respect to a Contribution if the condition as described in items 8, 9 and 10 above existed at the time the Contribution was remitted or if the condition began within the 12-month period following remittance.]

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

ANNUAL ADMINISTRATIVE CHARGE (SEE SECTION 8.02):

[$30]. We will deduct a charge on each Processing Date before the deduction of any other charges if your Annuity Account Value is less than [$50,000.] Additionally, we will waive the Annual Administrative Charge when the Annuity Account Value of any other EQUI-VEST Certificates owned by the same person combined exceeds $100,000. The Administrative Charge will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Certificate is surrendered.


2008DPTSA201G                                                        Data page 6

The above charge will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis on the last business day of each Contract Year. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special Dollar Cost Averaging.

TRANSFER CHARGES (SEE SECTION 8.03):

Currently, the number of free transfers is unlimited, subject to the terms of Sections 4.01 and 8.03. However, we reserve the right to limit the number of free transfers to [12 transfers per Contract Year].

[For each additional transfer in excess of the free transfers, we will charge the lesser of [$25] or [2% of each transaction amount] at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction.]

DAILY SEPARATE ACCOUNT CHARGE (SEE SECTION 8.05):

[1.10%] This daily asset charge is for financial accounting and for death benefits, mortality risk, expenses, and expense risk that we assume.

THIRD PARTY TRANSFER CHARGES (SEE SECTION 8.09):

We will deduct a [$25] charge per occurrence for a direct transfer to a third party of amounts under your Certificate or an exchange for another contract of another carrier on a pro-rata basis from the Variable Investment Options and the Guaranteed Interest Option.


2008DPTSA201G                                                        Data page 7